Exhibit 99.1

ANACOR PHARMACEUTICALS ANNOUNCES SUCCESSFUL COMPLETION OF END-OF-PHASE 2 MEETING WITH FDA FOR THE TREATMENT OF MILD-TO-MODERATE ATOPIC DERMATITIS WITH AN2728

Palo Alto, Calif. — February 27, 2014 — Anacor Pharmaceuticals (NASDAQ:ANAC) announced today that it has successfully completed an End-of-Phase 2 meeting with the United States Food and Drug Administration (FDA) for the topical treatment of mild-to-moderate atopic dermatitis with AN2728 Ointment, 2%, a novel boron-based phosphodiesterase-4 (PDE-4) inhibitor.  Atopic dermatitis is a chronic rash characterized by inflammation and itch and affects 10% - 20% of infants and young children.

“We have reached agreement with the FDA on all major parameters for the Phase 3 trials, which we expect to initiate in the next 60 days,” said David Perry, Chief Executive Officer of Anacor Pharmaceuticals.  “Based on the clinical studies conducted to date, we believe AN2728 has the potential to offer patients and physicians a safe and effective topical treatment option for mild-to-moderate atopic dermatitis, providing a potential alternative to treating with topical corticosteroids or topical calcineurin inhibitors.”

Phase 3 Trial Design and Endpoints

Anacor will conduct two multi-center, double-blind, placebo-controlled trials with approximately 750 subjects per trial randomized 2:1 (active:vehicle).  Both studies will be conducted at multiple sites and enroll subjects ages two years and up with mild-to-moderate atopic dermatitis.  Mild-to-moderate atopic dermatitis is defined as an Investigator Static Global Assessment (ISGA) score of 2 (“mild”) or 3 (“moderate”).  The ISGA is a 5-point scale from 0 (“clear”) to 4 (“severe”).  AN2728 Ointment, 2% will be applied twice daily for 28 days.  The primary efficacy endpoint will be treatment success at Day 29, defined as an ISGA of “Clear” or “Almost Clear” with at least a 2-grade improvement from baseline.  Secondary endpoints will include an ISGA of “Clear” or “Almost Clear” at Day 29 as well as time to treatment success.  Safety evaluation will include reported adverse events, safety laboratory tests, and vital signs.

Anacor will also initiate a long-term safety trial to evaluate the safety of intermittent use of AN2728 Ointment, 2% for up to 12 months.  Subjects who complete either Phase 3 trial will have the option to roll into the long-term safety trial until approximately 500 subjects are enrolled.  At least 100 subjects will be enrolled for 12 months and at least 300 subjects will be enrolled for 6 months, during which time subjects will be treated as needed under the direction of the investigator.

Selected Results from Previously Reported Clinical Studies of AN2728 Ointment, 2% in Mild-to-Moderate Atopic Dermatitis

The following four clinical studies of AN2728 in mild-to-moderate atopic dermatitis support the basis for our Phase 3 study design:

•                  AD-202 — a double-blind, bilateral, vehicle-controlled study in 25 adults in which 52% of AN2728-treated lesions achieved total or partial clearance, defined as an Atopic Dermatitis Severity Index (ADSI) score < 2 versus 16% for vehicle after 28 days of twice-daily treatment.  The ADSI score is the sum of the severity scores of five clinical features (erythema, pruritus, exudation, excoriation and lichenification) from 0 (none) to 3 (severe)

for each feature, for a total score of 0 to 15.  Anacor originally reported the results of this study on December 12, 2011.

•                  AD-203 — an open-label, whole-body study in 23 adolescents in which 74% of patients achieved an ISGA score of 0 (“clear”) or 1 (“almost clear”) after four weeks of twice-daily treatment.  35% of patients achieved an ISGA score of 0 (“clear”) or 1 (“almost clear”) with a minimum 2-grade improvement after four weeks of twice-daily treatment.  Anacor originally reported the results of this study on December 10, 2012.

•                  AD-204 — a double-blind, bilateral, dose-ranging study in 86 adolescents in which twice daily treatment with AN2728 Ointment, 2% demonstrated the greatest improvement in treating atopic dermatitis lesions.  62% of lesions in this treatment group achieved total or partial clearance, as defined by the ADSI.  Anacor originally reported the results of this study on March 21, 2013.

•                  AD-102 — a maximal use systemic exposure (MUSE) study in patients, ages two to 17 years with atopic dermatitis affecting a large percentage of their body surface area.  47% of patients achieved an ISGA score of 0 (“clear”) or 1 (“almost clear”) with a minimum 2-grade improvement after four weeks of twice-daily treatment with AN2728 Ointment, 2%.  65% of patients achieved an ISGA score of 0 (“clear”) or 1 (“almost clear”) after four weeks of twice-daily treatment with AN2728 Ointment, 2%.  Anacor originally reported results of this study on November 12, 2013.

In addition to these four studies, AN2728 has demonstrated safety and efficacy in 14 other Phase 1 and Phase 2 studies.  In all studies, AN2728 was generally considered safe and well-tolerated.  Most adverse events were mild and largely unrelated to study drug.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor has discovered eight compounds that are currently in development.  Its two lead product candidates are topically administered dermatologic compounds — tavaborole, an antifungal for the treatment of onychomycosis, and AN2728, an anti-inflammatory PDE-4 inhibitor for the treatment of atopic dermatitis and psoriasis.  In addition to its two lead programs, Anacor has discovered three other wholly-owned clinical product candidates — AN2718 and AN2898, which are backup compounds to tavaborole and AN2728, respectively, and AN3365, an antibiotic for the treatment of infections caused by Gram-negative bacteria.  Anacor has also discovered three other compounds that have been out-licensed for further development — one is licensed to Eli Lilly and Company for the treatment of an animal health indication, the second compound, AN5568, also referred to as SCYX-7158, is licensed to Drugs for Neglected Diseases initiative, or DNDi, for human African trypanosomiasis (HAT, or sleeping sickness) and the third compound is licensed to GlaxoSmithKline, LLC for development in tuberculosis.  Anacor also has a pipeline of other internally discovered topical and systemic boron-based compounds in development.  For more information, visit http://www.anacor.com.

Contact:
DeDe Sheel

Senior Director, Investor Relations and Corporate Communications

650.543.7575